Exhibit 10.1

January 24, 2012

John G. Duffy
KBW, Inc.
787 7th Avenue
New York, NY 10019

Re: Notice of Non-Extension of Employment Agreement (“Notice”)

Dear Mr. Duffy:

Reference is made to the Employment Agreement (the “Agreement”), entered into by and between you and KBW, Inc., a Delaware corporation (the “Company”), dated as of February 1, 2010. All capitalized terms used herein and not otherwise defined shall have the definitions used in the Agreement.

Under Section 1 of the Agreement, on each anniversary of the date of the Agreement (each such anniversary, the “Renewal Date”), the term of the Agreement automatically extends to terminate on the third anniversary of such Renewal Date unless, at least thirty (30) days prior to the Renewal Date, the Company or you delivers notice to the other party stating that it desires or you desire (as the case may be) not to extend the Employment Period. Under the Agreement, the next Renewal Date will be February 1, 2012.

This letter constitutes Notice to you from the Company, delivered in accordance with Section 1 and Section 12(b) of the Agreement, that the Employment Period shall not be extended and, accordingly, the term of the Agreement will expire on February 1, 2014, subject to earlier termination in accordance with the terms of the Agreement.

Please execute this letter to acknowledge your receipt of this Notice and return one such executed original copy to the Company.

Sincerely,

KBW, Inc.

By:	/s/ Mitchell B. Kleinman
	Name:	Mitchell B. Kleinman
	Title:	General Counsel

I hereby acknowledge receipt of this Notice, properly delivered to me.

/s/ John G. Duffy
John G. Duffy

cc:	Stephen W. Skonieczny, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797